 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Amchi Gendynamy Science Corporation

We consent to the inclusion in the foregoing form S-1 of Amchi Gendynamy Science Corporation (formerly Pretty Valley Acquisition Corporation) (the “Company”) of our report dated April 14, 2016 relating to our audit of the Balance Sheet of Amchi Gendynamy Science Corporation (formerly Pretty Valley Acquisition Corporation) (the “Company”) as of December 31, 2015 and December 31, 2014, and the related statement of operations, stockholders' deficit and cash flows for the year ended December 31, 2015, and for the period from May 20, 2014 (Inception) through December 31, 2014. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had no revenue since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

May 11, 2016